Exhibit 5.1

Nicole C. Brookshire

+1 617 937 2357

nbrookshire@cooley.com

July 30, 2020

Vital Farms, Inc.

3601 South Congress Avenue, Suite C100

Austin, Texas 78704

Ladies and Gentlemen:

We have acted as counsel to Vital Farms, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 1,715,198 shares of the Company’s common stock, par value $0.0001 per share, to be sold by certain selling stockholders (the “Stockholder Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-239772), which was declared effective on July 30, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Fifth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, filed as Exhibits 3.2 and 3.4 to the Prior Registration Statement, respectively, each of which is to be in effect prior to the closing of the offering contemplated by the Registration Statement and the Prior Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and that the Amended and Restated Certificate of Incorporation referred to in clause (c) is filed with the Secretary of State of the State of Delaware before issuance of the Shares.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of the certificates of public officials and the due execution and delivery by all persons other than by the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stockholder Shares have been validly issued and are fully paid and non-assessable, except for Stockholder Shares that are to be acquired by certain selling stockholders upon the conversion of outstanding preferred stock issued by the Company in accordance with the terms of the preferred stock, which will be validly issued, fully paid and non-assessable upon the conversion of such preferred stock.

*         *         *

Cooley LLP    500 Boylston Street    Boston, MA    02116-3736

t: (617) 937-2300 f: (617) 937-2400    cooley.com

Vital Farms, Inc.

July 30, 2020

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP    500 Boylston Street    Boston, MA    02116-3736

t: (617) 937-2300 f: (617) 937-2400    cooley.com